Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus
Supplement dated August 10, 2010
Registration No. 333-168705
August 10, 2010

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

3.125% Senior Notes due 2016

Issuers:	DIRECTV Holdings LLC DIRECTV Financing Co., Inc.

Principal Amount:	$750,000,000

Maturity:	February 15, 2016

Coupon:	3.125%

Price to Public:	99.935%

Yield to maturity:	3.138%

Spread to Benchmark Treasury:	+170 basis points

Benchmark Treasury:	1.750% due 07/31/2015

Benchmark Treasury Spot and Yield:	101-15 3/4 ; 1.438%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing February 15, 2011

Make-whole call:	At any time at a discount rate of Treasury plus 25 basis points

Trade Date:	August 10, 2010

Settlement Date:	August 17, 2010 (T+5)

Denominations:	$2,000 x $1,000

CUSIP:	25459HAV7

Joint Bookrunners:	Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co.

Co-Managers:

Banc of America Securities LLC

Barclays Capital Inc.

Mitsubishi UJF Securities (USA), Inc.

Morgan Stanley & Co. Incorporated

UBS Securities LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds TSB Bank plc

Mizuho Securities USA Inc.

RBS Securities Inc.

US Bancorp Investments, Inc.

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

4.600% Senior Notes due 2021

Issuers:	DIRECTV Holdings LLC DIRECTV Financing Co., Inc.

Principal Amount:	$1,000,000,000

Maturity:	February 15, 2021

Coupon:	4.600%

Price to Public:	99.934%

Yield to maturity:	4.608%

Spread to Benchmark Treasury:	+185 basis points

Benchmark Treasury:	3.500% due 05/15/2020

Benchmark Treasury Spot and Yield:	106-10 ; 2.758%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing February 15, 2011

Make-whole call:	At any time at a discount rate of Treasury plus 30 basis points

Redemption:	At par plus accrued and unpaid interest to the date of redemption on or after the date that is three months prior to the scheduled final maturity date

Trade Date:	August 10, 2010

Settlement Date:	August 17, 2010 (T+5)

Denominations:	$2,000 x $1,000

CUSIP:	25459HAW5

Joint Bookrunners:	Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co.

Co-Managers:

Banc of America Securities LLC
Barclays Capital Inc.
Mitsubishi UJF Securities (USA), Inc.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lloyds TSB Bank plc
Mizuho Securities USA Inc.
RBS Securities Inc.
US Bancorp Investments, Inc.

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

6.000% Senior Notes due 2040

Issuers:	DIRECTV Holdings LLC DIRECTV Financing Co., Inc.

Principal Amount:	$1,250,000,000

Maturity:	August 15, 2040

Coupon:	6.000%

Price to Public:	98.659%

Yield to maturity:	6.098%

Spread to Benchmark Treasury:	+210 basis points

Benchmark Treasury:	4.625% due 02/15/2040

Benchmark Treasury Spot and Yield:	110-26 ; 3.998%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing February 15, 2011

Make-whole call:	At any time at a discount rate of Treasury plus 35 basis points

Par Redemption:	At par plus accrued and unpaid interest to the date of redemption on or after the date that is three months prior to the scheduled final maturity date

Trade Date:	August 10, 2010

Settlement Date:	August 17, 2010 (T+5)

Denominations:	$2,000 x $1,000

CUSIP:	25459H AX3

Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co.

Co-Managers:

Banc of America Securities LLC

Barclays Capital Inc.

Mitsubishi UJF Securities (USA), Inc.

Morgan Stanley & Co. Incorporated

UBS Securities LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds TSB Bank plc

Mizuho Securities USA Inc.

RBS Securities Inc.

US Bancorp Investments, Inc.

As Adjusted Financial Information:

After giving effect to this offering of notes and the repayment of our Term Loan A and B, as of June 30, 2010, our total long-term indebtedness would have been $10,471 million, cash and cash equivalents would have been $2,546 million and our ratio of long-term-debt, including current portion, to OPBDA would have been 2.03x.

The issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or calling J.P. Morgan Securities Inc. collect at 1-212-834-4533.